EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. reports earnings for the first quarter of 2016 of $2.6 million, up 28% from the first quarter the prior year, and declares a dividend of $.08

MCLEAN, Va., April 28, 2016 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (NASDAQ:SONA), the holding company for Sonabank, announced today that net income for the quarter ended March 31, 2016 was $2.6 million compared to $2.0 million during the quarter ended March 31, 2015.

The Board of Directors declared a dividend of $.08 per share payable on May 27, 2016 to shareholders of record on May 16, 2016. This is our eighteenth consecutive quarterly dividend.

Overview

  Loans, net of unearned income increased by $41.2 million, or 5.0%, during the quarter, accounting for nearly all Southern National’s asset growth. Total loan originations were $52.7 million during the quarter including purchases of residential portfolio product from Southern Trust Mortgage (STM) in the amount of $11.9 million.
  Southern National’s efficiency ratio was 57.94% during the first quarter of 2016 compared to 58.95% during the first quarter of 2015.
  Southern National’s return on average assets was 1.00% during the first quarter of 2016 compared to 0.88% in the same quarter last year.
  The return on average equity was 8.56% in the first quarter of 2016, up from 7.08% in the first quarter of 2015.

Net Interest Income

During the first quarter of 2016, net interest income before the provision for loan losses was $9.7 million, up from $8.9 million during the first quarter of 2015. Average loans during the first quarter of 2016 were $843.2 million compared to $713.6 million during the same period last year. The net interest margin was 4.06% in the first quarter of 2016, down from 4.30% in the first quarter of 2015 and down slightly from 4.07% in the fourth quarter of 2015.The loan discount accretions on our three acquisitions were $551 thousand in the first quarter of 2016 compared to $728 thousand in the same quarter last year.

Before taking the discount accretion related to the three acquisitions into account, the net interest margin was 3.83% in the first quarter of 2016 compared to 3.95% in the first quarter of 2015.

Noninterest income

Noninterest income was $511 thousand during the first quarter of 2016, compared to $405 thousand during the same quarter of 2015. Non-interest income during the first quarter of 2016 included income attributable to our 44% ownership of STM of $80 thousand, compared to a loss of $16 thousand in the same quarter last year.

Noninterest Expense

Noninterest expense was $6.0 million for the first quarter of 2016 compared to $5.8 million for the first quarter of 2015. During the first quarter of 2016 we sold two real estate owned (OREO) properties recognizing gains of $155 thousand, and we recognized impairment in the amount of $275 thousand on three OREO properties resulting in a net loss of $120 thousand. This compared to a loss on OREO of $320 thousand for the first quarter of 2015 as a result of recognizing impairment on two OREO properties.  Employee compensation increased by $325 thousand compared to the first quarter of 2015, due to increases in the normal course of business.

The efficiency ratio improved from 58.95% during the quarter ended March 31, 2015 to 57.94% during the first quarter of 2016.

Loan Portfolio

Net loan growth in the first quarter of 2016 was a robust $41.2 million. $11.9 million of that amount were residential mortgages purchased for our portfolio from Southern Trust Mortgage.

The composition of our loan portfolio consisted of the following at March 31, 2016 and December 31, 2015:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	March 31, 2016			December 31, 2015
Loans secured by real estate:
Commercial real estate - owner-occupied	$-	$138,773	$138,773	$-	$141,521	$141,521
Commercial real estate - non-owner-occupied	-	282,464	282,464	-	256,513	256,513
Secured by farmland	-	566	566	-	578	578
Construction and land loans	-	69,574	69,574	-	67,832	67,832
Residential 1-4 family	12,689	180,038	192,727	12,994	165,077	178,071
Multi- family residential	-	31,373	31,373	-	25,501	25,501
Home equity lines of credit	20,470	12,781	33,251	21,379	13,798	35,177
Total real estate loans	33,159	715,569	748,728	34,373	670,820	705,193

Commercial loans	-	122,939	122,939	-	124,985	124,985
Consumer loans	-	1,118	1,118	-	1,366	1,366
Gross loans	33,159	839,626	872,785	34,373	797,171	831,544

Less deferred fees on loans	-	(2,146)	(2,146)	-	(2,119)	(2,119)
Loans, net of deferred fees	$33,159	$837,480	$870,639	$34,373	$795,052	$829,425

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering non-single family loans expired in December 2014.

Loan Loss Provision/Asset Quality

The loan loss provision for the quarter ended March 31, 2016 was $625 thousand, compared to $525 thousand for the same period last year.  Charge offs for the three months ended March 31, 2016 were $367 thousand, compared to $355 thousand for the same period in 2015.

Non-covered OREO as of March 31, 2016 was $9.8 million compared to $10.1 million as of the end of the previous year. Non-covered nonaccrual loans were $633 thousand (excluding $2.3 million of loans fully covered by SBA guarantees) at March 31, 2016 compared to $632 thousand (excluding $3.5 million of loans fully covered by SBA guarantees) at the end of last year.  The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets decreased from 1.07% at the end of 2015 to 0.99% at March 31, 2016. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia’s allowance for loan losses as a percentage of non-covered total loans at March 31, 2016 was 1.04%, compared to 1.06% at the end of 2015.  Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio
Investment securities, available for sale and held to maturity, were $102.6 million at March 31, 2016 up from $101.0 million at December 31, 2015.

Securities in our investment portfolio as of March 31, 2016 were as follows:

  residential government-sponsored mortgage-backed securities in the amount of $19.8 million and residential government-sponsored collateralized mortgage obligations totaling $2.8 million callable agency securities in the amount of $59.1 million

  municipal bonds in the amount of $15.1 million with a taxable equivalent yield of 3.32% and ratings ranging from Aaa to Aa1 (Moody’s) and AAA to AA- (Standard & Poor’s)

  trust preferred securities in the amount of $5.8 million, $4.0 million of which is Alesco VII A1B which is rated A1 (Moody’s), BBB+ (Standard and Poor’s) and A (Fitch)

During the first quarter of 2016, we purchased $11.0 million of callable agency securities. Three callable agency securities in the amount of $7.9 million were called.

Deposits

Total deposits were $857.5 million at March 31, 2016 compared to $825.3 million at December 31, 2015. Demand deposits and NOW accounts were $112.8 million at March 31, 2016 up from $111.8 million at December 31, 2015.

Stockholders’ Equity

Total stockholders’ equity increased from $119.6 million at December 31, 2015 to $121.2 million at March 31, 2016 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 12.79% and 12.65% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of March 31, 2016.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $1.1 billion at March 31, 2016.  Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket,  Richmond and Clifton Forge, and eight branches in Maryland, in Rockville, Shady Grove, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	March 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$34,124	$30,336
Investment securities-available for sale	3,871	4,209
Investment securities-held to maturity	98,727	96,780
Stock in Federal Reserve Bank and Federal Home Loan Bank	7,589	6,929
Loans receivable, net of unearned income	870,639	829,425
Allowance for loan losses	(8,690)	(8,421)
Net loans	861,949	821,004
Intangible assets	11,545	11,607
Bank premises and equipment, net	8,744	8,882
Bank-owned life insurance	23,300	23,126
FDIC indemnification asset	2,705	2,922
Other assets	31,716	30,312
Total assets	$1,084,270	$1,036,107

Liabilities and stockholders' equity
Demand deposits and NOW accounts	$112,840	$111,849
Money market accounts	126,578	131,731
Savings accounts	51,244	49,939
Time deposits	566,876	531,775
Total deposits	857,538	825,294
Securities sold under agreements to repurchase	11,045	10,381
Federal Home Loan Bank advances - short term	72,000	59,000
Federal Home Loan Bank advances - long term	15,000	15,000
Other liabilities	7,531	6,796
Total liabilities	963,114	916,471
Stockholders' equity	121,156	119,636
Total liabilities and stockholders' equity	$1,084,270	$1,036,107

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended
	March 31,
	2016	2015

Interest and dividend income	$11,673	$10,435
Interest expense	1,962	1,508
Net interest income	9,711	8,927
Provision for loan losses	625	525
Net interest income after provision for loan losses	9,086	8,402
Account maintenance and deposit service fees	223	222
Income from bank-owned life insurance	174	150
Equity income from mortgage affiliate	80	(16)
Other	34	49
Noninterest income	511	405
Employee compensation and benefits	3,128	2,803
Occupancy expenses	998	1,081
FDIC assessments	146	172
Amortization of FDIC indemnification asset	216	129
Net (gain) loss on other real estate owned	120	320
Other expenses	1,435	1,316
Noninterest expense	6,043	5,821
Income before income taxes	3,554	2,986
Income tax expense	989	982
Net income	$2,565	$2,004

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended
	March 31,
	2016	2015

Per Share Data:
Earnings per share - Basic	$0.21	$0.16
Earnings per share - Diluted	$0.21	$0.16
Book value per share	$9.89	$9.42
Tangible book value per share	$8.95	$8.46
Weighted average shares outstanding - Basic	12,237,058	12,217,244
Weighted average shares outstanding - Diluted	12,402,299	12,341,346
Shares outstanding at end of period	12,244,943	12,217,770

Selected Performance Ratios and Other Data:
Return on average assets	1.00%	0.88%
Return on average equity	8.56%	7.08%
Yield on earning assets	4.88%	5.03%
Cost of funds	0.95%	0.84%
Net interest margin	4.06%	4.30%
Efficiency ratio (1)	57.94%	58.95%
Net charge-offs (recoveries) to average loans	0.04%	0.03%
Amortization of intangibles	$62	$65

	As of
	March 31,	December 31,
	2016	2015

Stockholders' equity to total assets	11.17%	11.55%
Tier 1 risk-based capital ratio	12.79%	13.13%
Intangible assets:
Goodwill	$10,514	$10,514
Core deposit intangible	1,031	1,093
Total	$11,545	$11,607

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)	$2,904	$4,173
Loans past due 90 days and accruing interest	-	-
Other real estate owned	9,762	10,096
Total nonperforming assets	$12,666	$14,269
Allowance for loan losses to total non-covered loans	1.04%	1.06%
Nonperforming assets excluding SBA guaranteed loans to total
non-covered assets	0.99%	1.07%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $2.3 million and $3.5 million at March 31, 2016 and December 31, 2015, respectively.

Contact: R. Roderick Porter, President
Phone: 202-464-1130 ext. 2406
Fax: 202-464-1134
Southern National Bancorp, NASDAQ Symbol SONA
Website: www.sonabank.com